Exhibit 10.26

Execution Copy

R&D EQUIPMENT UTILIZATION AGREEMENT

Between

Hynix Semiconductor Inc.

And

MagnaChip Semiconductor, Ltd.

October 6, 2004

/*****/ = Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

Table of Contents

Article 1.	Definition	1

Article 2.	Term of Agreement; Duration of Use/Services	5

Article 3.	Obligations of Hynix	5

Article 4.	Obligations of NewCo	6

Article 5.	Use of Equipments	7

Article 6.	Fees	8

Article 7.	Maintenance Activities	9

Article 8.	Coordinating Committee	10

Article 9.	Payment	11

Article 10.	Representations, Warranties and Covenants	12

Article 11.	Force Majeure	13

Article 12.	Termination	14

Article 13.	[Intentionally Omitted]	15

Article 14.	Indemnification	15

Article 15.	Limitation of Liability	15

Article 16.	Right of First Refusal	16

Article 17.	Assignment	17

Article 18.	Governing Law; Dispute Resolution	17

Article 19.	Confidentiality	18

Article 20.	Miscellaneous	19

Exhibit A	Hynix Analysis Equipments (Part A)

Exhibit B	Hynix Analysis Equipments (Part B)

Exhibit C	Hynix Measurement Equipments A

Exhibit D	Hynix Measurement Equipments B

Exhibit E	KrF Scanner

Exhibit F	ArF Scanner

Exhibit G.1	NewCo Measurement Equipments

Exhibit G.2	NewCo Analysis Equipments

Exhibit H	Hynix New Analysis Equipments

Appendix I	Calculation Formula for Fees

Appendix II	Calculation Formula for Fees per Hour

R&D EQUIPMENT UTILIZATION AGREEMENT

This R&D EQUIPMENT UTILIZATION AGREEMENT (this “Agreement”), dated as of October 6, 2004, is entered into by and between:

(1)	Hynix Semiconductor Inc., a company organized and existing under the laws of the Republic of Korea (“Korea”) with its registered office at San-136-1, Ami-Ri, Bubal-Eub, Ichon-Si, Kyoungki-Do, Korea (“Hynix”); and

(2)	MagnaChip Semiconductor, Ltd., a company organized and existing under the laws of Korea with its registered office at 1, Hyangjeong-Dong, Heungduk-Gu, Cheongju-Si, Chungcheongbuk-Do, Korea (“NewCo”) (each a “Party”, and collectively the “Parties”).

RECITALS

WHEREAS, the Parties have entered into a certain business transfer agreement dated June 12, 2004, as amended (the “BTA”) pursuant to which, among other things, NewCo has agreed to purchase and acquire the Acquired Assets (as defined in the BTA) from Hynix subject to the terms and conditions set forth in the BTA;

WHEREAS, Hynix owns the Hynix Equipments in the research center located at Cheongju, Korea (the “Research Center”), KrF Scanner and ArF Scanner in the research and development line in the “R2” building located at Ichon, Korea and the Hynix New Analysis Equipments in the M8/M9 line in the “C3” building located at Cheongju, Korea, and NewCo will own the NewCo Measurement Equipments in the Research Center and lease the NewCo Analysis Equipments after the Closing;

WHEREAS, the Parties desire to enter into an agreement as contemplated by the BTA whereby NewCo will use the Hynix Equipments, Hynix New Analysis Equipments, KrF Scanner and ArF Scanner and engage Hynix to provide NewCo with the maintenance and operation services for the NewCo Equipments, and Hynix will grant to NewCo the right to use the Hynix Equipments, Hynix New Analysis Equipments, KrF Scanner and ArF Scanner and provide NewCo with the maintenance and operation services for the NewCo Equipments; and

WHEREAS, the execution and delivery of this Agreement is a condition to Closing under the BTA.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

Article 1. Definitions

1.1.	Unless otherwise defined herein, all capitalized terms used herein shall have the meanings set forth below:

“Affiliate” shall have the meaning ascribed to such term in the BTA.

“Aggregate Usage Value” shall mean statistical weight of the Measurement and Analysis Equipments, the numerical values of which are set forth in Exhibits A to D and G.1 and G.2 hereto.

“ArF Scanner” shall mean the ArF scanner and its auxiliary facilities owned by Hynix and installed in the “R2” building located in Ichon, Korea as of the Closing Date, the details of which are specified in Exhibit F hereto.

“AUP” shall mean the agreed-upon-procedures which Samil PricewaterhouseCoopers (formerly Samil Accounting Corporation) has performed in connection with the financial statements attached in Schedule 2.4 of the BTA.

“BTA” shall have the meaning ascribed to such term in the Recitals.

“Business” shall have the meaning ascribed to such term in the BTA. Any reference to the “conduct of the Business” or the “operation of the Business” shall refer to the conduct or operation of the Business as conducted as of the execution date of the BTA.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks in Seoul are authorized or obligated by relevant law to close.

“Closing” shall have the meaning ascribed to such term in the BTA.

“Closing Date” shall have the meaning ascribed to such term in the BTA.

“Confidential Information” shall have the meaning ascribed to such term in Section 19.1.

“Coordinating Committee” shall have the meaning ascribed to such term in Section 8.1.

“Damages” shall mean any and all losses, settlements, expenses, liabilities, obligations, claims, damages (including any governmental penalty or costs of investigation, clean-up and remediation), deficiencies, royalties, interest, costs and expenses (including reasonable attorneys’ fees and all other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened incident to the successful enforcement of this Agreement), the extent of which are recoverable under Korean law. For the purposes of Articles 14 and 15, Damages also shall include any and all increases in insurance premiums that are reasonably demonstrably attributable to the breach by NewCo or Hynix, as the case may be, of its representations, warranties, agreements and covenants expressly contained in this Agreement, or negligence, gross negligence, intentional breach or willful misconduct of NewCo or Hynix, as the case may be, for the two following annual policy periods.

“Event of Force Majeure” shall have the meaning ascribed to such term in Section 11.1.

“Governmental Authorization” shall mean any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or otherwise pursuant to any applicable laws, or any registration with, or report or notice to, any Governmental Entity pursuant to any applicable laws.

“Governmental Entity” shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

“Hynix Analysis Equipments” shall mean certain analysis equipments owned by Hynix and installed in the Research Center as of the Closing Date, the details of which are specified in Exhibit A and Exhibit B hereto.

“Hynix Equipments” shall mean Hynix Measurement Equipments A, Hynix Measurement Equipments B and Hynix Analysis Equipments.

“Hynix Measurement Equipments A” shall mean certain measurement equipments owned by Hynix and installed in the Research Center as of the Closing Date, the details of which are specified in Exhibit C hereto.

“Hynix Measurement Equipments B” shall mean certain measurement equipments owned by Hynix and installed in the Research Center as of the Closing Date, the details of which are specified in Exhibit D hereto.

“Hynix New Analysis Equipments” shall mean certain analysis equipments owned by Hynix, and installed in the M8/M9 line in the “C3” building in Cheongju, Korea the details of which are specified in Exhibit H hereto.

“Indemnified Party” shall have the meaning ascribed to such term in Section 14.1.

“Indemnifying Party” shall have the meaning ascribed to such term in Section 14.1.

“Maintenance Activities” shall have the meaning ascribed to such term in Section 7.1.

“KrF Scanner” shall mean the KrF scanner and its auxiliary facilities owned by Hynix and installed in the “R2” building located at Ichon, Korea as of the Closing Date, the details of which are specified in Exhibit E hereto.

“Measurement and Analysis Equipments” shall mean certain measurement and analysis equipments, consisting of Hynix Equipments and NewCo Equipments.

“NewCo Analysis Equipments” shall mean certain analysis equipments owned by Chung Nam University and leased to NewCo, the details of which are specified in Exhibit G.2 hereto.

“NewCo Equipments” shall mean NewCo Analysis Equipments and NewCo Measurement Equipments.

“NewCo Measurement Equipments” shall mean certain measurement equipments transferred to NewCo by Hynix upon Closing and installed in the Research Center as of the Closing Date, the details of which are specified in Exhibit G.1 hereto.

“Notice of Sale” shall have the meaning ascribed to such term in Article 16.

“Operators” shall have the meaning ascribed to such term in Section 3.5.

“Permitted Business” shall mean the Business or any other semiconductor, information technology or other technology related business.

“Research Center” shall have the meaning ascribed to such term in the Recitals.

“Subsidiaries” shall have the meaning ascribed to such term in the BTA.

“Term” shall have the meaning ascribed to such term in Article 2.

“Warrant Issuer” shall have the meaning ascribed to such term in the BTA.

1.2.	Rules of Interpretation.

(a)	When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b)	Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)	The words “hereof”, “hereto”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d)	The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)	A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f)	A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g)	The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h)	Headings are for convenience only and do not affect the interpretation of the provisions of this Agreement.

(i)	Any Exhibits attached hereto are incorporated herein by reference and shall be considered as part of this Agreement.

Article 2. Term of Agreement; Duration of Use/Services

2.1.	This Agreement shall become effective on the date hereof and continue in full force and effect for an initial term of five (5) years thereafter unless otherwise earlier terminated pursuant to this Agreement (the “Initial Term”). After the Initial Term, this Agreement may be extended for additional one (1)-year periods by mutual written agreement of the Parties at least ninety (90) days prior to the expiration of the Initial Term or any extension thereof (the “Renewal Period(s)”). The Term of this Agreement is, collectively, the Initial Term and any Renewal Period(s).

2.2.	Notwithstanding any other provision of this Agreement to the contrary, (i) NewCo may terminate this Agreement with respect to the use of any piece(s) of the Hynix Equipments; Hynix New Analysis Equipments, KrF Scanner and/or ArF Scanner and/or any other use/service provided by Hynix hereunder (including the provision of technical assistance and/or maintenance and operation services), in whole or in part, by providing Hynix with sixty (60) days prior notice of such termination and (ii) NewCo shall not be obligated to pay Hynix any fees attributable to such cancelled use/service(s), or part thereof, except as otherwise accrued prior to termination.

Article 3. Obligations of Hynix

3.1.	Subject to the terms and conditions hereunder, the Parties agree that the Hynix Equipments shall be used based on the following principles:

(a)	Hynix Measurement Equipments A shall be solely used by Hynix; and

(b)	Hynix Measurement Equipments B and Hynix Analysis Equipments shall be used by Hynix and NewCo on a “first come first served” basis.

3.2.	Subject to Section 5.2, Hynix shall grant to NewCo the right to use the KrF Scanner.

3.3.	Subject to Section 5.3, Hynix shall grant to NewCo the right to use the ArF Scanner.

3.4.	Subject to Section 5.4, Hynix shall grant to NewCo the right to use the Hynix New Analysis Equipments.

3.5.	Hynix shall, through its directors, officers, employees, agents or representatives who are responsible for the operation and maintenance of Hynix Equipments, Hynix New

Analysis Equipments, KrF Scanner and/or ArF Scanner (collectively, the “Operators”), provide NewCo with such assistance (such as instructions, explanations, consultations or interpretations of data) as may be necessary or prudent for NewCo’s use of the Hynix Equipments, Hynix New Analysis Equipments, KrF Scanner and/or ArF Scanner.

3.6.	Hynix shall provide such maintenance and operation services, such as normal inspections or repairs, as may be necessary or prudent for the maintenance and operation of the NewCo Equipments.

3.7.	In addition to the right to use the pieces of equipment or receive the maintenance and operation services on pieces of equipment set forth herein, the Parties acknowledge and agree that there may be additional pieces of equipment which have not been identified but which the Business has historically been granted the right to use or for which the Business has historically received maintenance and operation services, which such use or maintenance and operation services shall continue to be required or desired by NewCo. If, within one year of the Closing Date, any such additional equipment or additional maintenance and operation services are identified and requested reasonably in advance by NewCo, Hynix shall grant NewCo the right to use such additional equipment and shall provide such maintenance and operation services in a manner consistent with the usage and maintenance and operation services accorded to NewCo with respect to like equipment hereunder, at a price no greater than actual cost, and, to the extent applicable, calculated by taking into account the AUP. Any such additional use/services shall be provided until the fifth anniversary of the date hereof, subject to Section 2.2. With respect to additional maintenance and operation services and the right to use additional equipment which historically have not been provided by Hynix with respect to the Business (“New Service”), at the request of NewCo, the Parties will discuss in good faith the provision of any such New Service by Hynix to NewCo.

3.8.	All services provided by Hynix to NewCo under this Agreement (including the provision of technical assistance and/or maintenance and operation services) shall be performed in compliance with all applicable laws and regulations in all material respects, in a manner, to the extent and at a time, substantially consistent with past practice and in the manner, extent and time in which Hynix performs similar services for its own benefit (including with respect to using employees with similar levels and experience).

Article 4. Obligations of NewCo

4.1.	NewCo shall pay to Hynix the fees set forth in Article 6 which are exclusive of all taxes or duties imposed by any Governmental Entity with respect to this Agreement.

4.2.	NewCo shall comply, in all material respects, with (i) all laws and regulations, (ii) all reasonable internal safety, security and administrative rules and regulations adopted by Hynix, and (iii) the reasonable directions and instructions given by the Operators to NewCo, provided Hynix has provided NewCo with written notice and copies, with respect to each item set forth in subitems (ii) through (iii) of this sentence, to the extent that each of the foregoing are applicable to NewCo’s use of the Hynix Equipments, Hynix New Analysis Equipments, KrF Scanner and/or ArF Scanner.

4.3.	Subject to Article 17, unless Hynix otherwise agrees, NewCo shall use the Hynix Equipments, Hynix New Analysis Equipments, KrF Scanner and/or ArF Scanner for the sole purpose of operating and maintaining NewCo’s business. NewCo and NewCo’s employees may access and/or operate any of the Hynix Measurement Equipments B, Hynix Analysis Equipments and Hynix New Analysis Equipments without consent or notification. NewCo and NewCo’s employees may not access the KrF Scanner or the ArF Scanner without the prior written consent of Hynix, which consent shall not be unreasonably withheld. Upon written notice to Hynix, NewCo may grant any third party the right to access and/or operate any of the Hynix Measurement Equipments B. NewCo may not grant any third party the right to access any Hynix Analysis Equipments, Hynix New Analysis Equipments, KrF Scanner and/or ArF Scanner without Hynix’s prior written consent. No consent or notification shall be required for measurement or analysis of third party samples, or for measurement or analysis by NewCo or Hynix of samples on behalf of a third party.

Article 5. Use of Equipments

5.1.	The use of the Hynix Equipments shall be arranged based on the principles set forth in Section 3.1; provided, however, that (i) with respect to the Hynix Measurement Equipments B, a Party shall not make a reservation for any particular piece of such Hynix Measurement Equipments B for more than [*****], and (ii) with respect to the Hynix Analysis Equipments, a Party shall not request for an analysis of samples which requires use of such Hynix Analysis Equipments for more than [*****]; and provided that in case of emergency or longer required use or reservation time, the Parties shall mutually consult in good faith on a reasonable schedule for use or reservation.

5.2.	NewCo shall be permitted to use the KrF Scanner for up to [*****]; provided that should NewCo’s usage requirements change, the Parties shall negotiate in good faith to accommodate the needs of NewCo’s business. NewCo shall make a request at least two (2) days prior to the date of intended use of the KrF Scanner and Hynix shall notify NewCo within one (1) day of such request (a) whether NewCo can use KrF Scanner on such requested date and (b) if NewCo cannot use the KrF Scanner on such requested date, the next available time for NewCo’s use; provided, however, that in case of emergency, the Parties shall mutually consult in good faith and agree to change the applicable reservations to the extent possible to accommodate NewCo’s requested use.

5.3.	NewCo shall be permitted to use the ArF Scanner for up to [*****]; provided that should NewCo’s usage requirements change, the Parties shall negotiate in good faith to accommodate the needs of NewCo’s business. NewCo shall make a request at least two (2) days prior to the date of intended use of the ArF Scanner and Hynix shall notify NewCo within one (1) day of such request (a) whether NewCo can use ArF Scanner on such requested date and (b) if NewCo cannot use the ArF Scanner on such requested date, the next available time for NewCo’s use; provided, however, that in case of emergency, the Parties shall mutually consult in good faith and agree to change the applicable reservations to the extent possible to accommodate NewCo’s requested use.

/*****/ = Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

5.4.	NewCo shall be permitted to use the Hynix New Analysis Equipments for the number of hours per week and hours per month as are specified for each piece of equipment on Exhibit H; provided that should NewCo’s usage requirements change, the Parties shall negotiate in good faith to accommodate the needs of NewCo’s business. NewCo shall make a request at least two (2) days prior to the date of intended use of the Hynix New Analysis Equipments and Hynix shall notify NewCo within one (1) day of such request (a) whether NewCo can use the Hynix New Analysis Equipments on such requested date and (b) if NewCo cannot use the Hynix New Analysis Equipments on such requested date, the next available time for NewCo’s use; provided, however, that in case of emergency, the Parties shall mutually consult in good faith and agree to change the applicable reservations to the extent possible to accommodate NewCo’s requested use.

5.5.	The right to use any equipment shall include the right to use, with respect to such equipment, any software used for data processing, reservations, and delivery of results of analysis or measurement and any software embedded in such equipment.

Article 6. Fees

6.1.	In consideration for NewCo’s use of Hynix Measurement Equipments B and Hynix Analysis Equipments, and the Hynix’s maintenance and operation service for NewCo Measurement Equipments and NewCo Analysis Equipments hereunder, NewCo shall pay to Hynix a certain portion of the costs and expenses incurred by Hynix in connection with operating and maintaining the Measurement and Analysis Equipments, which shall consist of (a) Labor Charge, (b) Asset Charge, (c) Fixed Overhead Charge, (d) Variable Overhead Charge and (e) Part and Repair Charge as provided in Appendix I (see also Appendix I for definitions of the charges set forth above).

6.2.	The fees per hour for NewCo’s use of the KrF Scanner, ArF Scanner and each piece of equipment consisting of the Hynix New Analysis Equipments shall be calculated in accordance with the formula provided in Appendix II.

6.3.	Any fees for the use/services hereunder are set forth in this Article 6 and there are no other fees for the use/services except as set forth in this Article 6. To the extent applicable, calculations hereunder shall be made by taking into account the AUP.

6.4.	Notwithstanding anything herein to the contrary but subject to the last sentence of Section 3.7, the Parties acknowledge and agree that it is their mutual intent that the fees for the use/services hereunder shall be no greater than the actual cost reasonably incurred to provide such use/services. The Parties agree to cooperate in good faith in furtherance of the foregoing, including by adjusting the fees from time to time if necessary in order to effectuate this intent and by conducting, at the request of NewCo, an audit of the fees in each calendar year during which use/services are provided (at a time within the first six months of the succeeding calendar year mutually agreed to in good faith) to compare the costs actually incurred to provide the use/services hereunder during such period with the fees paid for such use/services. Hynix may dispute the results of any such audit, provided that Hynix shall notify NewCo in writing of such disputed results within 30 days of Hynix’s receipt of the results of the audit. In the event of any such dispute, Hynix and NewCo shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on Hynix and NewCo. If Hynix and NewCo are unable to reach a resolution to such effect of all disputed amounts within 30 days of receipt of Hynix’s written notice of dispute to NewCo, NewCo and Hynix shall submit the amounts remaining in dispute for resolution to the Independent Accounting Firm, which shall, within 30 days after such submission, determine and report to Hynix and NewCo with respect to the amounts disputed. The findings of the Independent Accounting Firm shall be final, binding and conclusive on Hynix and NewCo. If the results of any such audit as finally determined indicate that NewCo has, in the aggregate with respect to all costs audited, paid more than the amount otherwise required to have been paid pursuant to this Agreement, Hynix shall promptly (and in no event later than 30 days from the date of such determination) refund the amount of such overpayment to NewCo. If the results of any such audit as finally determined indicate that NewCo has, in the aggregate with respect to all costs audited, paid less than the amount otherwise required to have been paid pursuant to this Agreement, NewCo shall promptly (and in no event later than 30 days from the date of such determination) pay the amount of such underpayment to Hynix. For any individual deficiency or overpayment indicated by the results of any such audit as finally determined, the Party owing the payment shall pay to the other Party, in addition to such payment due, interest thereon at a rate of eight (8%) percent per annum of such deficiency or overpayment for the period from the date of such deficiency or overpayment until the date finally paid or reimbursed, as the case may be. The total costs involved in any such audit shall be paid by: (i) NewCo, in the case that the audit demonstrates a deviation in the aggregate with respect to all audited costs of less than 5% from the amount otherwise required to have been paid pursuant to this Agreement, (ii) both Parties equally, in the case that the audit demonstrates a deviation from 5% to 10% and (iii) Hynix, in the event that the audit demonstrates a deviation greater than 10%. Hynix will use its commercially reasonable efforts to minimize the costs incurred to provide the use/services hereunder, including managing its part stock reasonably in an effort to avoid excess. The Parties agree that the audit contemplated hereunder shall be conducted only once in each calendar year for all of the following agreements entered into by and between the Parties and/or their Affiliates as of the date hereof: General Service Supply Agreement, R&D Equipment Utilization Agreement, IT & FA Service Agreement, Taiwan Overseas Sales Services Agreement, U.S. Overseas Sales Services Agreement, Japan Overseas Sales Services Agreement, U.K. Overseas Sales Services Agreement and Hong Kong Overseas Sales Services Agreement.

Article 7. Maintenance Activities

7.1.	During the Term of this Agreement, if Hynix has scheduled or otherwise has planned to undertake inspection, testing, preventive maintenance, corrective maintenance, repairs, replacement, improvement or other similar activities to all or any part of the Hynix Measurement Equipments B, Hynix Analysis Equipments, Hynix New Analysis Equipments, KrF Scanner and/or ArF Scanner (collectively, the “Maintenance Activities”), Hynix may, for the duration of such Maintenance Activities interrupt, suspend or curtail NewCo’s use of such Hynix Measurement Equipments B, Hynix Analysis Equipments, Hynix New Analysis Equipments, KrF Scanner and/or ArF

Scanner to the extent that the Maintenance Activities for the affected part of Hynix Measurement Equipments B, Hynix Analysis Equipments, Hynix New Analysis Equipments, KrF Scanner and/or ArF Scanner are necessary or advisable. In the event that Hynix is required to perform corrective maintenance, repairs due to malfunction or non-routine inspection due to a suspected malfunction, Hynix shall give NewCo prior written notice of such activities to the extent reasonably possible. In the event that Hynix proposes to conduct any other Maintenance Activities, Hynix shall give NewCo as much prior written notice as reasonably possible of such activities, which in any event shall not be less than 30 days prior written notice, and Hynix shall consult with NewCo prior to undertaking or permitting to occur any such Maintenance Activity. Upon Hynix’s receipt of any notice of any Maintenance Activities by any third party suppliers, Hynix promptly shall provide NewCo written notice thereof and shall consult with NewCo to the extent reasonably possible prior to permitting any such Maintenance Activities to occur.

7.2.	If NewCo receives such notice as set forth in Section 7.1, then to the extent that the use of Hynix Measurement Equipments B, Hynix Analysis Equipments, Hynix New Analysis Equipments, KrF Scanner and/or ArF Scanner during the Maintenance Activities are insufficient to meet NewCo’s requirements for NewCo’s use thereof in accordance with the terms and conditions hereof, Hynix shall (i) discuss in good faith NewCo’s obtaining alternate sources similar to such equipment as is/are affected for the duration of the Maintenance Activities, (ii) to the extent that Hynix obtains any alternate sources for such use/services and equipment, Hynix shall make available a pro-rata share of such alternate sources to NewCo, and (iii) if the foregoing are not available or are insufficient to meet NewCo’s requirements, Hynix shall cooperate with NewCo to locate alternate sources for such services and equipment. To the extent the foregoing alternate sources are provided by Hynix, there shall be no incremental cost or expense to NewCo. To the extent the foregoing alternate sources are provided by third-parties, NewCo shall bear the actual costs of the services and equipment it uses.

Article 8. Coordinating Committee

8.1.	Within thirty (30) days after the effective date of this Agreement, the Parties shall establish a coordinating committee (the “Coordinating Committee”) which shall consist of four (4) members, two (2) of which shall be appointed by Hynix and two (2) of which shall be appointed by NewCo. Each Party, upon prior written notice to the other Party, may from time to time remove or replace any member appointed by such Party.

8.2.	Except as the Parties may otherwise agree in writing, the Coordinating Committee shall have the power and responsibility under this Agreement to:

(a)	act as a forum for the liaison between the Parties with respect to the day-to-day implementation of this Agreement;

(b)	subject to Article 18, seek to resolve disputes; and

(c)	undertake such other functions as the Parties may agree in writing.

Article 9. Payment

9.1.	Hynix shall invoice NewCo on the tenth (10th) day of each calendar month for the fees provided under Article 6 for the immediately preceding calendar month, which invoices shall specify the use and/or services provided for the applicable month and the amount of fees for such use and/or services calculated in accordance with Article 6. By the twenty-fifth (25th) day of each calendar month so invoiced NewCo shall pay the invoiced amount and value added tax thereto to Hynix’s designated account by means of a wire transfer in immediately available funds. All payments hereunder shall be made in Korean Won.

9.2.	If NewCo fails to make any payment due hereunder by the date it is due, NewCo shall pay Hynix, in addition to the amount of such payment due, interest on the outstanding amounts of the fees at a rate of eight (8%) percent per annum of the outstanding amount, prorated to reflect the pro rata portion of such interest calculated from and including the relevant due date until the date the fees are fully paid.

9.3.	Notwithstanding any dispute on the amount of payment under this Agreement, each Party shall continue to perform its obligations hereunder (including obligations to make payments of the amounts included on the invoices provided under Section 9.1 which are not disputed in good faith) and be entitled to exercise its rights under this Agreement; provided, however, that if NewCo fails to pay in full the portion of sums invoiced by Hynix which are not disputed by NewCo in good faith for three (3) calendar months after such sums become due, Hynix may suspend or curtail the performance of its obligations hereunder of the type for which payment was not made until such payment is made in full. Any invoice amount that remains disputed after thirty (30) days shall be referred to the Coordinating Committee in accordance with Section 18.2.

9.4.	Hynix shall, at the request by NewCo, provide NewCo with relevant data and records for the determination of Hynix’s compliance with its obligations under this Agreement (other than with respect to calculation of fees hereunder which will be governed by Section 6.4); provided that NewCo may make no more than one such request per calendar quarter and any such request must be reasonably specific. In this regard, Hynix shall prepare and maintain proper books and records of all matters pertaining to the use of Hynix Measurement Equipments B, Hynix Analysis Equipments, Hynix New Analysis Equipments, KrF Scanner and ArF Scanner, and services provided by Hynix, under this Agreement. Subject to the first sentence of this Section 9.4 and Article 19, upon seven (7) days prior written notice, NewCo, or its authorized representatives, may examine during normal business hours, the books, records and documents of Hynix to the extent necessary for verification of compliance under this Agreement; provided, however, that if Hynix is to provide such books and records on certain equipment to NewCo for NewCo’s examination and photocopying purposes, Hynix may blackout any information contained in such books and records that relate to Hynix other than information regarding usage time, number of samples or any other information that is required for the determination of Hynix’s compliance with its obligations under this Agreement.

9.5.	Notwithstanding anything herein to the contrary, in the event of a bankruptcy filing with respect to NewCo, NewCo shall deposit with Hynix an amount equal to the fees paid by NewCo during the immediately preceding full calendar month under the terms of this Agreement, against which will be credited fees payable by NewCo over the thirty day period following such deposit. NewCo shall renew such deposit each thirty days in each case by reference to the fees paid by NewCo during the full calendar month immediately preceding any such renewal until such bankruptcy protection filing has been accepted by the bankruptcy court. For the avoidance of doubt, NewCo shall not be relieved of responsibility for, and shall pay when due, any fees for services hereunder during any such thirty day period to the extent in excess of the then actual deposit.

Article 10. Representations, Warranties and Covenants

10.1.	Each Party hereby represents and warrants to the other Party that all of the statements contained in this Section 10.1 are true and correct with respect to such Party as of the effective date of this Agreement and at all times thereafter during the Term.

(a)	Organization. Such Party is duly incorporated and validly existing under the laws of Korea and has full power and authority to perform its respective obligations herein.

(b)	Authorization. Such Party has full corporate power and authority to execute and deliver this Agreement. The execution, delivery and performance by such Party of this Agreement have been duly authorized by all corporate actions on the part of such Party that are necessary to authorize the execution, delivery and performance by such Party of this Agreement.

(c)	Binding Agreement. This Agreement has been duly executed and delivered by such Party and, assuming due and valid authorization, execution and delivery hereof by the other Party, is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of injunctive relief may be subject to the discretion of the court before which any proceeding therefor may be brought or the general principle of good faith and fairness provided for in the Korean Civil Code.

(d)	No Violation of Laws or Agreements. The execution, delivery and performance of this Agreement does not, (i) contravene any provision of the articles of incorporation or bylaws, or other similar organizational documents, of such Party; or (ii) violate, conflict with, result in a breach of, or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any agreement to which such Party is a party or by which it is bound.

(e)	Governmental Authorizations. Such Party has obtained all required Governmental Authorizations in connection with the performance of the obligations herein.

10.2.	EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN THE BTA, NEITHER PARTY NOR ANY OTHER PERSON OR ENTITY ACTING ON BEHALF OF SUCH PARTY, MAKES ANY

REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING ANY REPRESENTATION OR WARRANTY FOR SUFFICIENCY, SATISFACTORY RESULT OR FITNESS FOR PARTICULAR PURPOSE WITH RESPECT TO THE SERVICE PROVIDED HEREUNDER).

10.3.	Each Party covenants and agrees to endeavor to cooperate with the other Party so as to minimize any interference with the other Party’s operation of its business.

Article 11. Force Majeure

11.1.	Neither Party shall be liable to the other Party for failure of or delay in the performance of any obligations under this Agreement due to causes reasonably beyond its control including (i) war, insurrections, riots, explosions and inability to obtain raw materials due to then current market situations; (ii) natural disasters and acts of God, such as violent storms, earthquakes, floods and destruction by lightning; (iii) the intervention of any governmental authority or changes in relevant laws or regulations which restrict or prohibit either Party’s performance of its obligations under this Agreement or implementation of this Agreement; or (iv) strikes, lock-outs and work-stoppages (each, an “Event of Force Majeure”). Upon the occurrence of an Event of Force Majeure, the affected Party shall notify the other Party as soon as reasonably possible of such occurrence, describing the nature of the Event of Force Majeure and the expected duration thereof. Notwithstanding the foregoing, the Party receiving services hereunder shall be under a continuing obligation to make payments for such services which have already been supplied to the Party prior to the occurrence of an Event of Force Majeure.

11.2.	If a Party is unable, by reason of an Event of Force Majeure, to perform any of its obligations under this Agreement, then such obligations shall be suspended to the extent and for the period that the affected Party is unable to perform. If this Agreement requires an obligation to be performed by a specified date, such date shall be extended for the period during which the relevant obligation is suspended due to such an Event of Force Majeure under this Agreement.

11.3.	Notwithstanding anything to the contrary contained herein, a third party supplier’s failure to meet its obligations in accordance with the applicable third party supplier agreement shall not constitute an Event of Force Majeure and Hynix shall be liable to NewCo for any breach of this Agreement resulting from such failure; provided that any such liability to NewCo shall be limited to the extent that such third party supplier’s liability to Hynix is limited under the applicable third party supplier agreement; provided, further, that any such liability to NewCo shall be limited to the amount that Hynix actually recovers from such third party supplier. In the case of a material breach by a third party supplier, and in the event that NewCo incurs Damages resulting from such breach of the applicable third party supplier agreement material to NewCo, Hynix shall use commercially reasonable efforts to vigorously pursue all available actions for Damage compensation from any such third party supplier. In the event Hynix receives any compensation for Damages from the third party supplier for any breach, Hynix shall pay to NewCo a pro rata portion of such actual Damages received from the third party supplier based on the amount of Damages suffered by NewCo relative to the aggregate amount of Damages suffered by both Parties. Each Party shall be responsible for a portion of the reasonable and documented expenses of any such actions for Damage compensation in proportion to the allocation of any recovery of Damages pursuant to the preceding sentence; provided that the Parties shall cooperate in good faith to minimize such expenses and consult with each other in advance with respect to the conduct of any such action.

11.4.	To the extent that the equipment or services affected due to a third party’s failure to meet its obligations under the applicable third party supplier agreement are insufficient to meet NewCo’s requirements for NewCo’s use thereof in accordance with the terms and conditions hereof, Hynix shall (i) to the extent Hynix has alternative sources available internally, provide such alternate sources for the affected equipment or services for the duration the equipment or services are affected, (ii) to the extent that Hynix obtains any alternate sources for such equipment or services, Hynix shall make available a pro-rata share of such alternate sources to NewCo, and (iii) if the foregoing are not available or are insufficient to meet NewCo’s requirements, Hynix shall cooperate with NewCo to locate alternate sources for such equipment or services. To the extent the foregoing alternate sources are provided by Hynix, there shall be no incremental cost or expense to NewCo. To the extent the foregoing alternate sources are provided by third parties, NewCo shall bear the actual costs of the services it uses. To the extent that any service which both Parties utilize for their respective businesses remains partially available during an Event of Force Majeure (e.g., Hynix makes some quantity of service available but not the usual amount or Hynix otherwise accesses an alternative source of some quantity of service), each Party shall receive, to the extent practically possible, equal provision of such service up to the amount it would otherwise receive if there were no Event of Force Majeure.

Article 12. Termination

12.1.	Termination. This Agreement may be terminated at any time during the Term of this Agreement as follows:

(a)	by either Party’s serving a written notice thereof to the other Party and the Coordinating Committee in the event of a material breach or default by such other Party of its obligations hereunder, which default shall not have been cured by the breaching Party, or otherwise resolved by the Coordinating Committee, within sixty (60) days after written notice is provided by the non-breaching Party to the breaching Party and Coordinating Committee;

(b)	by Hynix’s serving sixty (60) days prior written notice thereof to NewCo if NewCo ceases to conduct any Permitted Business (provided that an assignment pursuant to Article 17 shall not trigger the application of this provision in so far as such assignee does not cease to conduct any Permitted Business); or

(c)	by NewCo’s serving a written notice of termination to Hynix, at such time as NewCo has terminated all of Hynix’s obligations to provide the use of equipment and services hereunder in accordance with Section 2.2.

12.2.	Upon termination of this Agreement, each Party shall discontinue the use of all Confidential Information provided by the other Party in connection with this Agreement, and shall promptly return to the other Party any and all Confidential Information, including documents originally conveyed to it by the other Party and any copies thereof made thereafter.

12.3.	Except as provided in this Section 12.3 and Section 12.4, following the termination or expiration of this Agreement all obligations and liabilities of the Parties under or arising from this Agreement shall cease and be of no effect, and neither Party shall have any liability under or arising from this Agreement as a consequence of the termination or expiration of this Agreement in accordance with Section 12.1 except for fraud or willful breach of this Agreement. Notwithstanding the foregoing, termination of this Agreement shall be without prejudice to the accrued rights and liabilities of the Parties prior to the termination of this Agreement.

12.4.	The respective rights and obligations of the Parties under Section 9.4 and Articles 14, 15, 16, 18 and 19 and other Sections which by their nature are intended to extend beyond termination, shall survive the termination or expiry of this Agreement.

Article 13. [Intentionally Omitted]

Article 14. Indemnification

14.1.	Subject to Article 15 hereof, each Party (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other Party (and its shareholders, partners, members, directors, officers, employees, agents and representatives) (collectively, the “Indemnified Party”) from and against, and shall pay to the Indemnified Party the amount of any Damages arising from any breach of any representation, warranty, agreement or covenant made by the Indemnifying Party under this Agreement or the negligence, gross negligence or willful misconduct of the Indemnifying Party.

Article 15. Limitation on Liability

15.1.	Notwithstanding anything to the contrary herein, neither Party shall have any liability whatsoever to the other Party, and the other Party shall have no rights or remedies whatsoever (in each case whether in contract, tort, including negligence, or otherwise), for or in connection with any failure to provide any services or fees for services (as applicable) in accordance with this Agreement to the extent such failure is attributable to the occurrence of an Event of Force Majeure.

15.2.	Notwithstanding anything to the contrary, no Party shall be liable to the other Party, whether by way of indemnity or otherwise, for any punitive damages, whether any such damages arise out of contract, equity, tort (including negligence), strict liability or otherwise, arising out of, or related to, this Agreement and each Party hereby waives, to the fullest extent permitted by law, all rights with respect to the punitive damages.

15.3.	Notwithstanding anything to the contrary contained herein, the liability of each Party (the “Breaching Party”) hereunder, for Damages resulting from the Breaching Party’s breach of this Agreement or its negligence, gross negligence or willful misconduct shall be limited to (a) in the event that the Breaching Party proves that such breach was the result of the negligence of the Breaching Party and no other reason or, in the case of a tort claim, the Indemnifying Party proves that such Damages resulted from the negligence of the Indemnifying Party and no other reason the aggregate amount received by the Breaching Party in fees hereunder for the calendar year prior to the year of determination for the use/service affected by such breach and (b) in all other events, including if the breach was the result of gross negligence, willful misconduct or intentional breach, the maximum amount permitted by Korean law.

15.4.	If any Indemnified Party is at any time entitled to recover under any third-party policy of insurance (excluding any self-insurance that is not reinsured with a third party), in respect of any Damages for which indemnification is sought under Article 14, the Indemnified Party shall, at the request of the Indemnifying Party, use its commercially reasonable efforts to enforce such recovery for the benefit of the Indemnifying Party and, upon recovery under such policy, reduce the amount of Damages for which it is seeking indemnification under Article 14 by the amount actually recovered under the policy (net of and costs, charges and expenses of the Indemnified Party in connection with such recovery).

Article 16. Right of First Refusal

In the event Hynix wishes to sell or otherwise dispose of all or any part of the Hynix Equipments, Hynix New Analysis Equipments, KrF Scanner, ArF Scanner or any other equipment that is the subject matter of this Agreement (collectively, the “Used Equipments”) at any time during the Term, Hynix shall first make an offer for sale of such Used Equipments to NewCo by giving NewCo a written notice setting forth the purchase price and other terms and conditions thereof (“Notice of Sale”). NewCo shall notify Hynix in writing whether NewCo accepts or rejects such offer made by Hynix in the Notice of Sale within thirty (30) days after the receipt thereof (such thirty-day period, the “Notice Period”). Unless NewCo accepts in writing such offer made by Hynix in the Notice of Sale prior to the expiration of the Notice Period, Hynix shall be free to sell or otherwise dispose of all or any part of such Used Equipments offered through the Notice of Sale to a third party within thirty (30) days from the date of expiration of the Notice Period; provided, however, that such sale or disposal to a third party shall not be made under the terms and conditions more favorable than the offer made to NewCo in the Notice of Sale. If Hynix sells or otherwise disposes of any of such Used Equipments (other than Hynix Measurement Equipments A) to a third party, then, to the extent Hynix replaces such equipment with equipment that is substitutive thereof, NewCo shall have the option to use such replacement equipment on terms and conditions consistent with the terms and conditions of NewCo’s use of the equipment that was sold or disposed of (with the fees being calculated in accordance with Appendix I or II hereof), and to the extent Hynix does not replace such equipment, Hynix shall provide NewCo with the use of alternative equipment that is substantially the same as the equipment that was sold or disposed of on terms and conditions consistent with the terms and conditions of NewCo’s use of the equipment that was sold or disposed of (with the fees being calculated in accordance with Appendix I or II hereof); provided, however, that Hynix shall not be obligated to provide NewCo with the use of such alternative equipment following the third anniversary of the date hereof if NewCo has rejected the offer made in a Notice of Sale with respect to the applicable Used Equipment.

Article 17. Assignment

17.1.	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party will assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party, except that (i) NewCo may assign its rights hereunder as collateral security to any bona fide financial institution engaged in financing in the ordinary course providing financing to the Warrant Issuer or its Subsidiaries and any of the foregoing financial institutions may assign such rights in connection with a sale of NewCo in the form then being conducted by NewCo substantially as an entirety; (ii) Hynix and NewCo each may, upon written notice to the other Party (but without the obligation to obtain the consent of such other Party), assign this Agreement or any of its rights and obligations under this Agreement to any person, entity or organization that succeeds (by purchase, merger, operation of law or otherwise) to all or substantially all of the capital stock, assets or business of such party, to all or substantially all of its assets and liabilities or to all or substantially all of the assets and liabilities of the portion of the Party’s business to which the subject of this Agreement relates or of a division of the Party, if such person or entity agrees in writing to assume and be bound by all of the relevant obligations of such Party under this Agreement; and (iii) NewCo may, upon written notice to Hynix (but without the obligation to obtain the consent of Hynix), assign this Agreement or any of its rights and obligations under this Agreement to one or more direct or indirect Subsidiaries of Warrant Issuer.

17.2.	Notwithstanding anything to the contrary contained herein, Hynix may not subcontract the performance of all or any parts of its obligations under this Agreement to any third party or parties, without the prior written consent of NewCo.

Article 18. Governing Law; Dispute Resolution

18.1.	This Agreement shall be governed by and construed in accordance with the laws of Korea, without reference to the choice of law principles thereof.

18.2.	Each Party seeking the resolution of a dispute arising under this Agreement must provide written notice of such dispute to the other Party, which notice shall describe the nature of such dispute. All such disputes shall be referred initially to the Coordinating Committee for resolution. Decisions of the Coordinating Committee under this Section 18.2 shall be made by unanimous vote of all members and shall be final and legally binding on the Parties. If a dispute is resolved by the Coordinating Committee, then the terms of the resolution and settlement of such dispute shall be set forth in writing and signed by both Parties. In the event that the Coordinating Committee does not resolve a dispute within thirty (30) days of the submission thereof, such dispute shall be resolved in accordance with Section 18.3. Notwithstanding the foregoing, Hynix and NewCo shall each continue to perform its obligations under this Agreement during the pendency of such dispute in accordance with this Agreement.

18.3.	The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction to prevent any breach of this Agreement and to enforce specifically the terms and provisions of this Agreement by bringing a relevant action in the Seoul Central District Court in Seoul, Korea, in addition to any other remedy to which any Party may be entitled at law or in equity. In addition, the Parties agree that any dispute, claims or controversy between the Parties arising out of or relating to this Agreement, whether in contract, tort, equity or otherwise and whether relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, which is not resolved by the Coordinating Committee pursuant to Section 18.2 may be submitted to the exclusive jurisdiction of the Seoul Central District Court, in Seoul, Korea. Each of the Parties irrevocably waives, to the fullest extent permitted by law, any objection which it may now, or hereafter, have with respect to the jurisdiction of, or the venue in, the Seoul Central District Court.

Article 19. Confidentiality

19.1.	Neither Party shall, except as expressly permitted by the terms of this Agreement, disclose to any third party the terms and conditions of this Agreement, the existence of this Agreement and any Confidential Information which either Party obtains from the other Party in connection with this Agreement and/or use such Confidential Information for any purposes whatsoever other than those contemplated hereunder; provided, however, that this Agreement (and its terms and conditions) may be disclosed and filed publicly in connection with a public offering of securities by NewCo or its Affiliates. “Confidential Information” shall mean any and all information including technical data, trade secrets or know-how, disclosed by either Party to the other Party in connection with this Agreement, which is marked as “Proprietary” or “Confidential” or is declared by the other Party, whether in writing or orally, to be confidential, or which by its nature would reasonably be considered confidential.

19.2.	The obligation of confidentiality in Section 19.1 shall not apply to any information that: (a) was known to the other Party without an obligation of confidentiality prior to its receipt thereof from the disclosing Party; (b) is or becomes generally available to the public without breach of this Agreement, other than as a result of a disclosure by the recipient Party, its representatives, its Affiliates or the representatives of its Affiliates in violation of this Agreement; (c) is rightfully received from a third party with the authority to disclose without obligation of confidentiality and without breach of this Agreement; or (d) is required by law or regulation to be disclosed by a recipient Party or its representatives (including by oral question, interrogatory, subpoena, civil investigative demand or similar process), provided that written notice of any such disclosure shall be provided to the disclosing Party in advance. If a Party determines that it is required to disclose any information pursuant to applicable law (including the requirements of any law, rule or regulation in connection with a public offering of securities by NewCo or its Affiliates) or receives any demand under lawful process to disclose or provide information of the other Party that is subject to the confidentiality provisions hereof, such Party shall notify the other Party prior to disclosing and providing such information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Party that receives such request may thereafter disclose or provide information to the extent required by such law or by lawful process.

Article 20. Miscellaneous

20.1.	Exercise of Right. A Party may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by a Party does not prevent a further exercise of that or of any other right, power or remedy. A failure to exercise a right, power or remedy or a delay in exercising a right, power or remedy by a Party does not prevent such Party from exercising the same right thereafter.

20.2.	Extension; Waiver. At any time during the Term, each of Hynix and NewCo may (a) extend the time for the performance of any of the obligations or other acts of the other or (b) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. Any rights under this Agreement may not be waived except in writing signed by the Party granting the waiver or varied except in writing signed by the Parties.

20.3.	Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any Party shall be in writing and shall be deemed duly given only upon delivery to the Party personally (including by reputable overnight courier service), when telecopied (with confirmation of transmission having been received) during normal business hours or three days after being mailed by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the Party at its address set forth below (or at such other address for a party as shall be specified by such Party by like notice):

If to Hynix, to:

Hynix Semiconductor Inc.
Hynix Youngdong Building
891 Daechi-dong, Gangnam-gu
Seoul 135-738, Korea
Attention: Mr. O.C. Kwon
Facsimile: 82-2-3459-5955

If to NewCo, to:

MagnaChip Semiconductor, Ltd.
1 Hyangjeong-dong
Heungduk-gu
Cheongju City
Chung Cheong Bok-do, Korea
Facsimile: 82-43-270-2134
Attention: Dr. Youm Huh

with a copy to:

Dechert LLP
30 Rockefeller Plaza
New York, NY 10112
Telephone: (212) 698-3500
Facsimile: (212) 698-3599
Attention: Geraldine A. Sinatra, Esq.
Sang H. Park, Esq.

20.4.	Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses, except as specifically provided to the contrary in this Agreement.

20.5.	Entirety; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written or oral, between the Parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder.

20.6.	Severability of Provisions. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be unlawful, invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is unlawful, invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any unlawful, invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the unlawful, invalid or unenforceable term or provision.

20.7.	Amendment and Modification. This Agreement (for the avoidance of doubt, including Exhibits attached hereto) may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by the Parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

20.8.	Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

20.9.	Election of Remedies. Neither the exercise of nor the failure to exercise a right or to give notice of a claim under this Agreement shall constitute an election of remedies or limit any Party in any manner in the enforcement of any other remedies that may be available to such Party, whether at law or in equity.

20.10.	Language. This Agreement is being originally executed in the English language only. In the event that the Parties agree to have a Korean version of this Agreement following signing, this Agreement may be translated into Korean. The Parties acknowledge that the Korean version of this Agreement shall be for reference purposes only, and in the event of any inconsistency between the two texts, the English version shall control.

20.11.	Relationship of the Parties. Each Party shall perform its obligations hereunder as an independent contractor. This Agreement does not create a fiduciary or agency relationship between Hynix and NewCo, each of which shall be and at all times remain independent companies for all purposes hereunder. Nothing in this Agreement is intended to make either Party a general or special agent, joint venturer, partner or employee of the other for any purpose.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representatives as of the date first above written.

HYNIX SEMICONDUCTOR INC.	MAGNACHIP SEMICONDUCTOR, LTD.

By:	By:
Name:	Name:
Title:	Title: